Exhibit d.12

SUBADVISORY AGREEMENT

Attention:	Martin Currie Inc.

Re:	Subadvisory Agreement (the “Agreement”)

The Managers International Equity Fund (the “Fund”) is a series of a Massachusetts business trust (the “Trust”) that is registered as an investment company under the Investment Company Act of 1940, as amended (the “Act”), and subject to the rules and regulations promulgated thereunder.

Managers Investment Group LLC (the “Manager”) acts as the manager and administrator of the Trust pursuant to the terms of a management agreement with the Trust (the “Management Agreement”). The Manager is responsible for the day-to-day management and administration of the Fund and the coordination of investment of the Fund’s assets. However, pursuant to the terms of the Management Agreement, specific portfolio purchases and sales for the Fund’s investment portfolios or a portion thereof are to be made by advisory organizations recommended by the Manager and approved by the Trustees of the Trust.

1. Appointment as a Subadvisor. The Manager, being duly authorized, hereby appoints and employs Martin Currie Inc., a company duly incorporated under the laws of the State of New York having its principal office at Saltire Court, 20 Castle Terrace, Edinburgh, Scotland EH1 2ES (“Subadvisor”) as a discretionary asset manager, on the terms and conditions set forth herein, of those assets of the Fund which the Manager determines to allocate to the Subadvisor (those assets being referred to as the “Fund Account”). The Manager may, from time to time, with the consent of the Subadvisor, make additions to the Fund Account and may, from time to time, make withdrawals of any or all of the assets in the Fund Account.

2. Fund Account Management Duties.

(a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Subadvisor shall manage the composition of the Fund Account, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information for the Fund as currently in effect and as amended or supplemented in writing from time to time, being herein called the “Prospectus”). The Manager or the Fund shall provide the Subadvisor reasonable advance notice of any material changes in the Fund’s investment objectives, policies and restrictions. The Subadvisor’s responsibility for providing portfolio management services hereunder shall be limited to only the Fund Account, and the Subadvisor agrees that it shall not consult with any investment adviser(s) (within the meaning of the Act) to the Fund or to any other registered investment company or portfolio series thereof under common control with the Fund concerning transactions for the Fund Account in securities or other assets such that the exemptions under Rule 10f-3, Rule 12d3-1 and/or Rule 17a-10 under the Act would not be available with respect to the Fund. The Subadvisor shall exercise voting authority with respect to proxies that the Fund is entitled to vote by virtue of the ownership of assets attributable to that portion of the Fund for which the Subadvisor has investment management responsibility, provided that such authority may be revoked in whole or in part by the Manager at any time upon notice to the Subadvisor and provided further that the exercise of such authority shall be subject to review by the Manager and the Trustees of the Trust. The Subadvisor shall exercise its proxy voting authority hereunder in accordance with its proxy voting policies and procedures, in such form as shall be reasonably acceptable to the Manager on behalf of the Fund. The Subadvisor shall provide such information relating to its exercise of proxy voting authority hereunder (including the manner in which it has voted proxies and its resolution of conflicts of interest) as reasonably requested by the Manager from time to time.

(b) The Subadvisor shall maintain such books and records pursuant to Rule 31a-1 under the Act and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Fund Account as shall be specified by the Manager from time to time, and shall maintain such books and records for the periods specified in the rules under the Act or the Advisers Act. In accordance with Rule 31a-3 under the Act, the Subadvisor agrees that all records under the Act shall be the property of the Trust, provided that the Subadvisor is permitted to retain copies of any records prepared by the Subadvisor for regulatory and internal auditing purposes.

(c) The Subadvisor shall provide the Trust’s custodian (“Custodian”), and the Manager on each business day with information relating to all transactions concerning the Fund Account. In addition, the Subadvisor shall be responsive to requests from the Manager or the Trust’s Custodian for assistance in obtaining price sources for securities held in the Fund Account, as well as for periodically reviewing the prices of the securities assigned by the Manager or the Trust’s Custodian for reasonableness and advising the Manager should any such prices appear to be incorrect.

(d) The Subadvisor agrees to maintain adequate compliance procedures to ensure its compliance with the Act, the Advisers Act and other applicable federal and state regulations, and review information provided by the Manager to assist the Manager in its compliance review program.

(e) The Subadvisor agrees to maintain what it reasonably deems to be an appropriate level of errors and omissions or professional liability insurance coverage.

(f) The Manager acknowledges and agrees to the delegation by the Subadvisor of any fund back office or proxy voting services required to enable the Subadvisor to perform its services under this Agreement. The Subadvisor will act in good faith and with reasonable skill and care in the selection, use and monitoring of any delegates, and any such delegation shall not relieve the Subadviser of its responsibilities under this Agreement.

3. Allocation of Brokerage. The Subadvisor shall have authority and discretion to select brokers, dealers and futures commission merchants to execute portfolio transactions initiated by the Subadvisor, and for the selection of the markets on or in which the transactions will be executed.

(a) In doing so, the Subadvisor’s primary responsibility shall be to obtain the best net price and execution for the Fund. However, this responsibility shall not be deemed to obligate the Subadvisor to solicit competitive bids for each transaction, and the Subadvisor shall have no obligation to seek the lowest available commission cost to the Fund, so long as the Subadvisor determines that the broker, dealer or futures commission merchant is able to obtain the best net price and execution for the particular transaction taking into account all factors the Subadvisor deems relevant, including, but not limited to, the breadth of the market in the security or commodity, the price, the financial condition and execution capability of the broker, dealer or futures commission merchant and the reasonableness of any commission for the specific transaction and on a continuing basis. The Subadvisor may consider the brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934, as amended, and as may be interpreted by the Securities and Exchange Commission (the “SEC”) and/or its staff from time to time) made available by the broker to the Subadvisor viewed in terms of either that particular transaction or of the Subadvisor’s overall responsibilities with respect to its clients, including the Fund, as to which the Subadvisor exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(b) The Manager shall have the right to request that specified transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Manager and the Subadvisor, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or the Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as (i) the Manager determines that the broker or dealer is able to obtain the best net price and execution on a particular transaction and (ii) the Manager determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to the Fund or to the Manager for the benefit of the accounts for which it exercises investment discretion, viewed in terms of either a particular transaction or the Manager’s overall responsibilities with respect to the accounts as to which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

The Manager accepts and acknowledges that nothing in this Clause 3 (b) shall obligate the Subadvisor to act upon such requests of the Manager. The Manager further acknowledges that such requests will be considered by the Subadvisor on a best efforts basis subject at all times to its best execution policy.

(c) The Subadvisor agrees that it will not execute any portfolio transactions with a broker, dealer or futures commission merchant which is an “affiliated person” (as defined in the Act) of the Trust or of the Manager or of any Subadvisor for the Trust except in accordance with procedures adopted by the Trustees. The Manager agrees that it will provide the Subadvisor with a list of brokers and dealers which are “affiliated persons” of the Trust, the Manager or the Trust’s Subadvisors.

4. Information Provided to the Manager and the Trust and to the Subadvisor

(a) The Subadvisor agrees that it will make available to the Manager and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Fund Account to assist the Manager and the Trust in monitoring compliance with the Act, the Advisers Act, and other applicable laws. The Subadvisor will furnish the Trust’s Board of Trustees with such periodic and special reports with respect to the Fund Account as the Manager or the Board of Trustees may reasonably request.

(b) The Subadvisor agrees that it will notify the Manager and the Trust in the event that the Subadvisor or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Subadvisor from serving as investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Notification of an event within (i) shall be given immediately upon identification of any applicable disqualification; notification of an event within (ii) shall be given promptly. The Subadvisor has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct in all material respects and contain no material misstatement or omission, and it further agrees to notify the Manager immediately of any fact known to the Subadvisor respecting or relating to the Subadvisor that causes any statement in the Prospectus to become untrue or misleading in any material respect or that causes the Prospectus to omit to state a material fact.

(c) The Subadvisor represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Subadvisor’s registration under the Advisers Act on Form ADV as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Subadvisor agrees to maintain the completeness and accuracy in all material respects of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Subadvisor acknowledges that it is an “investment adviser” to the Fund within the meaning of the Act and the Advisers Act.

5. Compensation. The compensation of the Subadvisor for its services under this Agreement shall be calculated in accordance with the attached Schedule A and paid by the Manager within 30 days of the end of the relevant quarter after receipt of an invoice from the Subadvisor. Pursuant to the provisions of the Management Agreement between the Trust and the Manager, the Manager is solely responsible for the payment of fees to the Subadvisor, and the Subadvisor agrees to seek payment of its fees solely from the Manager and not from the Trust or the Fund.

6. Other Investment Activities of the Subadvisor. The Manager acknowledges that the Subadvisor or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities (“Affiliated Accounts”). The Manager agrees that the Subadvisor or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Subadvisor acts in good faith and provided further, that it is the Subadvisor’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and of the Affiliated Accounts and any specific investment restrictions applicable thereto. The Manager acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Subadvisor shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

7. Standard of Care. The Subadvisor shall exercise its best judgment in rendering the services provided by it under this Agreement. The Subadvisor shall not be liable for any act or omission, error of judgment or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Subadvisor against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Fund to which the Subadvisor would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadvisor’s reckless disregard of its obligations and duties under this Agreement.

8. Confidentiality and Data Protection. The Manager will consider all reports, opinions, analytical surveys, financial statements, or other documents or information (“Subadvisor Confidential Information”) provided by Subadvisor in connection with its services and this Agreement as confidential. All Subadvisor Confidential Information is intended only for the Manager’s information and for the sole use of Manager and the Fund. The Manager expressly agrees that it will not use for any non-permitted purpose, or share with any third parties, such Subadvisor Information. The provisions of this Section 7 shall survive termination of this Agreement.

The Subadvisor may act as a data controller (and in certain circumstances, a data processor) within the meaning of the Data Protection Act 1998 (the “Data Protection Act”). The Manager hereby consents to the processing and use by the Subadvisor and its agents and affiliates of any personal data (as defined in the Data Protection Act) given by the Manager under this Agreement for the provision of services to the Manager, which may include the transfer of such data out of the European Economic Area (as defined in the Data Protection Act). Such data may also be used by the Subadvisor and its agents and affiliates to update Manager records and unless the Manager has indicated otherwise to advise the Manager of other products and services.

9. Assignment. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act, in the rules adopted under the Act and applicable interpretations of the SEC and/or its staff thereunder). The Subadvisor shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment under the Act will occur, and to take the steps necessary to enter into a new contract with the Subadvisor or such other steps as the Board of Trustees may deem appropriate.

10. Amendment. This Agreement may be amended at any time, but only by written agreement between the Subadvisor and the Manager, which amendment is subject to the approval of the Trustees and the shareholders of the Trust in the manner required by the Act.

11. Effective Date; Term. This Agreement shall become effective on March 25, 2009 and shall continue in effect until March 25, 2011. Thereafter, the Agreement shall continue in effect only so long as its continuance has been specifically approved at least annually by the Trustees, or the shareholders of the Fund in the manner required by the Act. The aforesaid requirement shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

12. Termination. This Agreement may be terminated by (i) the Manager at any time without penalty, upon notice to the Subadvisor and the Trust, (ii) at any time without penalty by the Trust or by vote of a majority of the outstanding voting securities of the Fund (as defined in the Act) on notice to the Subadvisor or (iii) by the Subadvisor at any time without penalty, upon thirty (30) days’ written notice to the Manager and the Trust.

13. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby but shall continue in full force and effect.

15. Applicable Law. The provisions of this Agreement shall be construed in a manner consistent with the requirements of the Act and the rules and regulations thereunder. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Connecticut, without giving effect to the conflicts of laws provisions thereof.

MANAGERS INVESTMENT GROUP, LLC

BY:	/s/ Keitha Kinne

DATE:	3-13-09

Accepted:
MARTIN CURRIE INC.

BY:	/s/ Ralph Campbell

DATE:	12/3/2009

Acknowledged:
THE MANAGERS FUNDS

BY:	/s/ Keitha Kinne

DATE:	3-13-09

SCHEDULES:        A. Fee Schedule.